UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 11, 2007

Clarient, Inc

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

31 Columbia , Aliso Viejo, CA	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (949) 425-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 17, 2007 the Company entered into a Seventh Amendment to its Loan Agreement with Comerica Bank (the “Comerica Amendment”) to increase available borrowings thereunder from $8.5 million to $12.0 million (consisting of a $9.0 million revolving line of credit and a $3.0 million stand-by letter of credit that has been provided to the landlord of the Company’s headquarters and laboratory facility).  The rate of interest under the Comerica Loan Agreement remains the prime rate less 1/2%.

The Company’s borrowings under the Comerica Loan Agreement are guaranteed by affiliates of the Company’s majority stockholder, Safeguard Scientifics, Inc. (collectively, “Safeguard”) and, in connection with the execution of the Comerica Amendment, Safeguard agreed to increase the amount of its guaranty by $3.5 million subject to the Company’s execution of an Amended and Restated Reimbursement and Indemnity Agreement with Safeguard (the “Reimbursement Agreement”).  As consideration for Safeguard’s increase in its guaranty, the Company issued Safeguard, as a commitment fee, a four year warrant to purchase 100,000 shares of the Company’s Common Stock for an exercise price of $.01 per share (the “Commitment Fee Warrant”).  In addition, pursuant to the Reimbursement Agreement the Company agreed to pay Safeguard a facility maintenance fee in the form of a four year warrant to purchase up to 250,000 shares of the Company’s common stock with an exercise price of $1.64 per share (the “Maintenance Fee Warrant”).  The Maintenance Fee Warrant is only exercisable if the Company’s aggregate borrowings under the Comerica Loan Agreement exceed $8.5 million as of the following specified dates:  February 17, 2007 (on which date the warrant would become exercisable with respect to 83,334 shares), March 4, 2007 (on which date the warrant would become exercisable with respect to an additional 83,333 shares) and March 19, 2007 (on which date the warrant would become exercisable with respect to the remaining 83,333 shares).  The Commitment Fee Warrant and the Maintenance Fee Warrant were issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and may not be resold absent registration or an exemption from the registration requirements of the Securities Act. Under the Reimbursement Agreement, the Company is also required to pay Safeguard a quarterly usage fee of .875% of the amount by which the daily average principal balance under the Comerica Loan Agreement exceeds $8.5 million (which usage fee is in addition to the existing quarterly usage fee paid to Safeguard of 1.125% of the daily weighted average principal balance under the Comerica Loan Agreement).   The usage fee is subject to further increase and Safeguard may require additional consideration for its guarantee to be mutually agreed, in each case if the Company’s borrowings under the Comerica Loan Agreement exceed $8.5 million after the date that is the earlier to occur of (i) April 30, 2007 and (ii) the date the Company consummates an asset sale or debt and/or equity financing that results in net proceeds to the Company in excess of $7,000,000 in a single or series of related transactions.  Under the Reimbursement Agreement, Safeguard has agreed to cooperate with the Company to obtain an extension of the February 28, 2007 maturity date under the Comerica Loan Agreement on terms consistent with past practice and to reaffirm its Guaranty in connection therewith.

In connection with the execution of the Comerica Amendment and the Reimbursement Agreement, the Company entered into a Consent and First Amendment to Loan and Security Agreement with GE Capital, the Company’s senior lender, and related amendments to subordination agreements between the Company, GE Capital and each of Safeguard and Comerica (collectively, the “GE Amendment”).  Pursuant to the GE Amendment, GE Capital consented to the increase in available borrowings under the Comerica Loan Agreement and to the Company’s execution of the Reimbursement Agreement with Safeguard.  Although the above-referenced subordination agreements generally prohibit the Company from repaying indebtedness to Comerica so long as the loan agreement with GE Capital is in place, the GE Amendment provides that the Company is permitted to repay to Comerica the amount by which the principal balance under the Comerica Loan Agreement exceeds $8.5 million with the proceeds from an asset sale approved by GE Capital or with proceeds from an equity or convertible notes financing that results in net proceeds to the Company in excess of $7,000,000.  The Company is currently not in compliance with certain financial covenants in the GE loan agreement and, as a result, GE Capital could elect to accelerate the Company’s indebtedness thereunder and/or exercise other remedies.  Although the GE Amendment provides that GE Capital reserves its rights and remedies with respect tosuch defaults, GE Capital has to date elected to forbear from exercising its remedies under the loan agreement and has continued to make borrowings available to the Company.   The Company is working with GE Capital to obtain a waiver of the above-referenced defaults, although there can be no assurance such a waiver will be obtained.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described above, the Company entered into an amendment to its Loan Agreement with Comerica Bank to increase its borrowings thereunder to $12.0 million.  In addition, on January 11, 2007, Safeguard advanced $1,000,000 to the Company on a short term basis pending completion of documentation relating to the amendment to the Comerica Loan Agreement and the GE Amendment.  Proceeds from the increased available borrowings under the Comerica Loan Agreement were used to repay that advance and will be used for general working capital purposes. As of January 18, 2007, the Company had borrowed an aggregate of $9.5 million under the Comerica Loan Agreement (inclusive of the above-referenced $3.0 million standby letter of credit) and had $2.5 million of remaining available borrowings thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2007	By:	/s/ James V. Agnello
		Name:	James V. Agnello
		Title:	Senior Vice President and
Chief Financial Officer